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                                                                     EXHIBIT 4.2

                            THERATX, INCORPORATED


                                     AND


                     STATE STREET BANK AND TRUST COMPANY

                                   Trustee

             -----------------------------------------------------


                         FIRST SUPPLEMENTAL INDENTURE


                          Dated as of March 21, 1997


            -----------------------------------------------------


                  8% Convertible Subordinated Notes due 2002



            -----------------------------------------------------

                      Supplementing the Indenture Dated
            as of February 15, 1995 between Theratx, Incorporated
                and The First National Bank of Boston, Trustee





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     FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture"), dated as of March 21, 1997 between Theratx, Incorporated, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and State Street Bank and Trust Company, a Massachussets Banking corporation, as Successor Trustee (the "Trustee").

                                 WITNESSETH:

     WHEREAS, the Company has heretofore made, executed and delivered to the Trustee an Indenture, dated as of February 15, 1995 (the "Indenture"), between the Company and the Trustee, providing for the issuance of up to $100,000,000 aggregate principal amount of 8% Convertible Subordinated Notes due 2002 (the "Notes");

     WHEREAS, the Company has heretofore issued $100,000,000 aggregate principal amount of the Notes through a private placement on February 16, 1995;

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 9, 1997 (,as amended by Amendment No. 1 thereto dated as of February 28, 1997, the "Merger Agreement"), among the Company, Vencor, Inc., a Delaware Corporation ("Purchaser") and Peach Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), Purchaser and Merger Sub agreed to commence and did commence a tender offer (the "Offer") for all of the issued and outstanding common stock, par value $.001 per share (the "Common Stock") of the Company.





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     WHEREAS, the Merger Agreement provides that following consummation of the
Offer, Merger Sub is to be merged (the "Merger") with and into the Company effective as of the time that a Certificate of Ownership and Merger is filed with the Secretary of State of Delaware (the "Effective Time"), with the Company being the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

     WHEREAS, the Merger occurred on 21, 1997.

     WHEREAS, Section 15.6 of the Indenture provides that if the Company is a party to a consolidation, merger or transfer with another corporation as a result of which holders of Common Stock are entitled to receive securities, cash or other assets in exchange for their Common Stock, the corporation which would be obligated to deliver securities, cash or other assets upon conversion of the Notes shall enter into a supplemental indenture to the Indenture providing that the holder of a Note may convert such Note into the kind and amount of securities, cash or other assets such holder of a Note would have owned immediately after the consolidation, merger or transfer if such holder of a Note had converted the Note into Common Stock immediately before the effective date of such consolidation, merger or transfer.

     WHEREAS, Section 11.1(a) of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent



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of any holders of the Notes, enter into an indenture supplemental to the
Indenture to make provisions with respect to the conversion rights of the holders of the Notes pursuant to the requirements of Section 15.6;

     WHEREAS, the Surviving Corporation is executing and delivering to the Trustee this First Supplemental Indenture in accordance with the provisions of Sections 11.1 and 15.6 of the Indenture; and

     WHEREAS, all acts and things necessary to make this First Supplemental Indenture a valid, binding and legal agreement according to its terms have been done and performed, and the execution of this First Supplemental Indenture has in all respects been duly authorized.

     NOW, THEREFORE, in consideration of the premises contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Surviving Corporation and the Trustee hereby agree for the equal and proportionate benefit of the respective holders from time to time of the Notes, as follows:

     Section 1. Pursuant to Section 15.6 of the Indenture, the Surviving Corporation hereby agrees that the holder of a Note may convert such
Note into the amount of securities, cash or other assets of the Surviving Corporation that such holder would have owned immediately after the Merger if such holder had converted such Note into Common Stock immediately before the Effective Time.



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     Section 2.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     Section 3. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

     Section 4. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 5. This First Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

     Section 6. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such


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counterparts shall together constitute but one and the same instrument.

     Section 7. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this First Supplemental Indenture.

     Section 8. All agreements of the Surviving Corporation in this First Supplemental Indenture shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

     Section 9. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.


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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental
Indenture to be duly executed as of the day and year first above written.



                                             THERATX, INCORPORATED


                                             By: /s/ John A. Bardis
                                                --------------------------------
                                                 Name: John A. Bardis
                                                 Title: President and CEO

ATTEST: /s/ Jonathan H. Glenn
       --------------------------

Sworn to before me this
18th day of March, 1997.

/s/ Sharon Yeager
---------------------------------
Sharon Yeager, Notary Public

                                             STATE STREET BANK AND TRUST COMPANY


                                             By: /s/ James E. Mogavaro
                                                --------------------------------
                                                 Name: James E. Mogavaro
                                                 Title: Assistant Vice President

ATTEST: Henry W. Seemore

Sworn to before me this
18th day of March, 1997.

/s/ Henry W. Seemore
---------------------------------